Exhibit 99.1

August 16, 2006

Tetra Tech Takes Non-Cash Charge for
Historic Stock Option Grants

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that it will take a charge for stock options granted prior to fiscal 2004 as the result of a voluntary review of historical stock option grant practices by the Company and the Audit Committee with the assistance of outside legal counsel.  The Audit Committee concluded that the Company did not engage in intentional or fraudulent misconduct in the granting of stock options.  The Audit Committee has also determined that, due to unintentional errors, the accounting measurement dates for certain historic stock option grants differed from their actual grant dates.  This one-time charge, representing the cumulative effect of errors related to prior periods, was not material to any previously reported historical period and is not expected to be material to the current fiscal year.  Therefore, there is no restatement of the Company’s previously filed financial statements.

Accordingly, Tetra Tech recorded a non-cash, pre-tax stock-based compensation charge in the third quarter ended July 2, 2006 of $2.3 million for continuing operations and $0.9 million for discontinued operations.  As a result, diluted earnings per share (EPS) from continuing operations for the third quarter of fiscal 2006 was revised from a previously announced $0.17 to $0.14.  Additional details are provided in the Company’s Form 10-Q for the third quarter of fiscal 2006 which was filed today.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With approximately 7,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.